July 28, 2022
Hayward Holdings Announces Second Quarter Fiscal Year 2022 Financial Results
Strong Quarter Driven by North America Sales
SECOND QUARTER FISCAL 2022 HIGHLIGHTS
•Net Sales increased 10% year-over-year to $399.4 million, North America increased by 17%
•Net Income increased 25% year-over-year to $66.3 million
•Adjusted EBITDA increased 16% year-over-year to $127.6 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (“Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the second quarter ended July 2, 2022 of its fiscal year 2022.
CEO COMMENTS
“I am pleased to report another quarter of growth and improved operational results,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Our strong execution and price realization drove improved gross margins, and our recent product introductions continue to drive good share gains. Overall in our core U.S. market, we see healthy demand driven by product upgrade trends in the aftermarket and resilient new construction activity. Additionally, we closed on the acquisition of a specialty lighting business which strengthens our portfolio of lighting solutions. However, during the quarter, we started to see the impact of the macro-economic environment, particularly in Europe, while seasonal markets in North America were impacted by the cool and wet spring weather. Given these trends and improving supply chain predictability, we expect our channel partners will reduce their Hayward inventory on hand by approximately 4 to 6 weeks in the second half of 2022. We are reducing our 2022 guidance to reflect this inventory reduction, and are taking the appropriate actions to manage our production and costs to maintain our industry leading margins. We and our Board are very confident in Hayward’s long term growth and free cash flow generation and as such are replenishing our share repurchase program to $450 million over 3 years.”
SECOND QUARTER FISCAL 2022 CONSOLIDATED RESULTS
Net sales increased by 10% to $399.4 million for the second quarter of fiscal 2022. Net sales continue to be driven by trends in aftermarket upgrades and consumer investments in outdoor living spaces. Net sales growth during the quarter was the result of favorable pricing and acquisitions, partially offset by lower volumes and unfavorable foreign exchange impact. The decline in volume was primarily the result of 20% lower volume sales in Europe due to geopolitical factors, poor weather in seasonal markets in North America, and initial channel inventory reductions.
Gross profit increased by 13% to $189.4 million for the second quarter of fiscal 2022. Gross profit margin increased 130 basis points to 47.4%. The increase in gross margin was due to the full impact of our pricing actions implemented over the last 18 months to offset inflation.
Selling, general, and administrative (“SG&A”) expenses decreased by 4% to $68.9 million for the second quarter of fiscal 2022. The decrease in SG&A was a result of lower performance related incentive-based compensation and warranty expenses. As a percentage of net sales, SG&A decreased 244 basis points to 17%, compared to the prior year period. Research, development, and engineering expenses were $5.0 million for the second quarter of fiscal 2022, or 1% of net sales, as compared to $5.0 million for the prior year period, or 1% of net sales.
Operating income increased by 27% to $102.7 million for the second quarter of fiscal 2022. The increase in operating income was driven by higher sales.
Interest expense, net, decreased by approximately 11% to $11.6 million for the second quarter of fiscal 2022 primarily as a result of lower interest rates as a result of the amendment to our credit facilities in the second quarter of fiscal 2021.

During the quarter we incurred an income tax expense of $21.1 million with an effective tax rate of 24.1% compared to $12.6 million at an effective tax rate of 19.4% for the prior year period. The increase is primarily due to the increase in income from operations in the current year.
Net income increased by 25% to $66.3 million for the second quarter of fiscal 2022.
Adjusted EBITDA increased by 16% to $127.6 million for the second quarter of fiscal 2022. Adjusted EBITDA margin expanded 166 basis points to 32.0%.
SECOND QUARTER FISCAL 2022 SEGMENT RESULTS
North America
Net sales increased by 17% to $342.1 million for the second quarter of fiscal 2022. The increase was driven by improved pricing and acquisitions, which offset the lower volume in weather effected seasonal markets, namely the Midwest, Northeast and Canada, as well as a moderating of channel inventory.
Segment income increased by 24% to $110.5 million for the second quarter of fiscal 2022. Adjusted segment income increased by 24% to $122.5 million.
Europe & Rest of World
Net sales decreased by 19% to $57.4 million for the second quarter of fiscal 2022. The decrease was primarily driven by a decline in volume and the unfavorable impact from foreign currency, as well as channel inventory reductions.
Segment income increased by 7% to $13.2 million for the second quarter of fiscal 2022. Adjusted segment income decreased by 27% to $13.0 million.
BALANCE SHEET AND CASH FLOW
As of July 2, 2022, Hayward had cash and cash equivalents of $109.0 million and approximately $130.1 million available for future borrowings under its ABL Facility. Cash flow from operations for the six months ended July 2, 2022, of approximately $64 million was a decrease of approximately $60 million from the comparative period as a result of the increase in working capital.
OUTLOOK
Hayward is reducing its full fiscal year 2022 guidance to reflect its outlook for the expected channel inventory reduction in the second half of the year as well as continued impact of geopolitical events in Europe and unfavorable exchange rates. Hayward continues to see robust consumer demand for pool equipment products in the U.S., specifically, for our suite of SmartPadTM products into both new construction and the aftermarket. In addition, recent acquisitions and new products support Hayward's leading market position. Hayward is confident in its ability to successfully execute in an evolving environment in the near-term and remains positive about its long-term growth outlook.
For the full fiscal year 2022, Hayward's outlook for net sales is a decline of 2% to 6% year-over-year and for Adjusted EBITDA, is $385 million to $400 million. Despite the reduction in current year outlook, we are very proud that the midpoint of our revised guidance for fiscal year 2022 implies a three year aggregate growth of $613 million, or 84%, in net sales and $220 million, or 128%, in Adjusted EBITDA.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
SHARE REPURCHASE PROGRAM
In the first half of 2022, Hayward repurchased approximately $293.1 million in common stock under its previously approved share repurchase program, leaving approximately $156.9 million remaining under the initial authorization. On July 26, 2022, Hayward's Board of Directors renewed the initial authorization of the existing repurchase program and authorized Hayward to repurchase up to an aggregate of $450 million of its common stock over the next three years. The repurchase program will continue to be funded by cash on hand and cash generated from operations.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, July 28, 2022 at 9:00 a.m. (ET).
To access the live conference call, please register for the call in advance by visiting https://ige.netroadshow.com/registration/q4inc/11296/hayward-holdings-inc-2q22-earnings-call/. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique access code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (866) 813-9403 or (44) 204-525-0658. The access code for the replay is 061360. The replay will be available until 11:59 p.m. Eastern Time on August 11, 2022.

ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool equipment and technology all key to the SmartPad™ conversion strategy designed to provide superior outdoor living experience. Hayward offers a full line of innovative, energy-efficient and sustainable residential and commercial pool equipment, including a complete line of advanced pumps, filters, heaters, automatic pool cleaners, LED lighting, internet of things (IoT) enabled controls, alternate sanitizers and water features.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s outlook, financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its ability to execute on its growth strategies and expansion opportunities; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials, including as a result of the COVID-19 pandemic; its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; competition from national and global companies, as well as lower-cost manufacturers; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic and business conditions; Hayward’s ability to identify emerging technological and other trends in its target end markets; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; Hayward’s ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s business from the COVID-19 pandemic; and other factors set forth in “Risk Factors” in Hayward’s Annual Report on Form 10-K for the year ended December 31, 2021.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.

NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income, adjusted segment income margin and net debt. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation for the forward-looking full year fiscal 2022 net sales and adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	July 2, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$108,965	$265,796
Accounts receivable, net of allowances of $3,235 and $2,003, respectively	248,639	208,112
Inventories, net	312,461	233,449
Prepaid expenses	17,709	12,459
Other current assets	21,126	30,705
Total current assets	708,900	750,521
Property, plant, and equipment, net of accumulated depreciation of $74,683 and $67,366, respectively	147,651	146,754
Goodwill	926,730	924,264
Trademark	736,000	736,000
Customer relationships, net	228,491	242,854
Other intangibles, net	138,708	103,192
Other non-current assets	94,875	74,885
Total assets	$2,981,355	$2,978,470

Liabilities and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$11,957	$12,155
Accounts payable	97,500	87,445
Accrued expenses and other liabilities	200,686	190,378
Income taxes payable	—	13,886
Total current liabilities	310,143	303,864
Long-term debt, net	1,119,312	973,124
Deferred tax liabilities, net	256,453	262,378
Other non-current liabilities	73,826	69,591
Total liabilities	1,759,734	1,608,957

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of July 2, 2022 and December 31, 2021	—	—
Common stock $0.001 par value, 750,000,000 authorized; 239,583,621 issued and 215,687,086 outstanding at July 2, 2022; 238,432,216 issued and 233,056,799 outstanding at December 31, 2021	240	238
Additional paid-in capital	1,064,113	1,058,724
Common stock in treasury; 23,896,535 and 5,375,417 at July 2, 2022 and December 31, 2021, respectively	(307,225)	(14,066)
Retained earnings	461,167	320,875
Accumulated other comprehensive income	3,326	3,742
Total stockholders' equity	1,221,621	1,369,513
Total liabilities, redeemable stock, and stockholders' equity	$2,981,355	$2,978,470

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net sales	$399,442	$364,422	$809,902	$698,785
Cost of sales	210,077	196,404	430,143	370,863
Gross profit	189,365	168,018	379,759	327,922
Selling, general, and administrative expense	68,947	71,802	137,804	138,322
Research, development, and engineering expense	5,033	4,997	10,269	9,817
Acquisition and restructuring related expense	4,940	1,636	7,211	1,669
Amortization of intangible assets	7,697	8,632	15,307	17,462
Operating income	102,748	80,951	209,168	160,652
Interest expense, net	11,605	12,975	21,167	31,247
Loss on debt extinguishment	—	3,608	—	9,418
Other (income) expense, net	3,804	(1,000)	3,290	2,568
Total other expense	15,409	15,583	24,457	43,233
Income from operations before income taxes	87,339	65,368	184,711	117,419
Provision for income taxes	21,079	12,552	44,419	27,736
Net income	$66,260	$52,816	$140,292	$89,683

Earnings per share
Basic	$0.30	$0.23	$0.62	$0.02
Diluted	$0.29	$0.22	$0.59	$0.02

Weighted average common shares outstanding
Basic	218,401,182	231,103,424	225,358,529	143,721,029
Diluted	228,642,982	244,203,652	235,943,099	153,571,905

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (Dollars in thousands)	Six Months Ended
	July 2, 2022	July 3, 2021
Cash flows from operating activities
Net income	$140,292	$89,683
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	9,598	9,251
Amortization of intangible assets	18,188	20,497
Amortization of deferred debt issuance fees	1,478	2,253
Stock-based compensation	3,632	12,478
Deferred income taxes	(9,423)	(3,403)
Allowance for bad debts	1,232	131
Loss on debt extinguishment	—	9,418
Loss on disposal of property, plant and equipment	5,359	3,742
Changes in operating assets and liabilities
Accounts receivable	(40,727)	(36,989)
Inventories	(67,946)	(26,586)
Other current and non-current assets	5,918	(1,534)
Accounts payable	5,982	29,817
Accrued expenses and other liabilities	(9,907)	14,631
Net cash provided by operating activities	63,676	123,389

Cash flows from investing activities
Purchases of property, plant, and equipment	(15,855)	(9,854)
Purchases of intangibles	—	(528)
Acquisitions, net of cash acquired	(61,337)	—
Proceeds from sale of property, plant, and equipment	4	25
Proceeds from settlements of investment currency hedge	—	699
Net cash used in investing activities	(77,188)	(9,658)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	—	377,400
Costs associated with Initial Public Offering	—	(26,124)
Purchase of common stock for treasury	(293,159)	(1,044)
Proceeds from issuance of long-term debt	—	51,659
Debt issuance costs	—	(12,289)
Payments of long-term debt	(5,000)	(364,644)
Proceeds from revolving credit facility	150,000	68,000
Payments on revolving credit facility	—	(68,000)
Proceeds from issuance of short term debt	6,979	—
Payments of short term debt	(642)	—
Other, net	721	(108)
Net cash (used in) provided by financing activities	(141,101)	24,850

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,218)	(52)
Change in cash and cash equivalents and restricted cash	(156,831)	138,529
Cash and cash equivalents and restricted cash, beginning of period	265,796	115,294
Cash and cash equivalents and restricted cash, end of period	$108,965	$253,823

Supplemental disclosures of cash flow information
Cash paid-interest	$19,358	$29,152
Cash paid-income taxes	67,286	25,675
Equipment financed under finance leases	1,531	—

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Net income	$66,260	$52,816	$140,292	$89,683
Depreciation	4,758	4,503	9,598	9,251
Amortization	9,091	10,105	18,188	20,497
Interest expense	11,605	12,975	21,167	31,247
Income taxes	21,079	12,552	44,419	27,736
Loss on extinguishment of debt	—	3,608	—	9,418
EBITDA	112,793	96,559	233,664	187,832
Stock-based compensation (a)	315	5,265	1,252	15,899
Sponsor management fees (b)	—	—	—	90
Currency exchange items (c)	3,453	(593)	2,724	3,230
Acquisition and restructuring related expense, net (d)	4,940	1,636	7,211	1,669
Other (e)	6,136	7,527	9,035	8,986
Total Adjustments	14,844	13,835	20,222	29,874
Adjusted EBITDA	$127,637	$110,394	$253,886	$217,706
Adjusted EBITDA margin	32.0%	30.3%	31.3%	31.2%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three and six months ended July 2, 2022 would have been an expense of $1.9 million and $2.9 million, respectively.

(b)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the three and six months ended July 2, 2022 are primarily driven by transaction costs associated with the acquisition of the specialty lighting business of Halco Lighting Technologies, LLC and costs associated with the relocation of the corporate headquarters. Adjustments in the three and six months ended July 3, 2021 are primarily driven by restructuring related costs associated with the exit of a redundant manufacturing and distribution facility.

(e)
Adjustments in the three months ended July 2, 2022 include expenses associated with the discontinuation of a product joint development agreement, costs incurred for follow-on equity offerings in May 2022, which are reported in SG&A in our unaudited condensed consolidated statements of operations, partially offset by gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain. Adjustments in the three months ended July 3, 2021 include a write-off related to the aforementioned fire in Yuncos, Spain, costs related to our debt refinancing, and operating losses related to an early stage product business acquired in 2018 that was phased out.

Adjustments in the six months ended July 2, 2022 include expenses associated with the discontinuation of a product joint development agreement, follow-on equity offerings in May 2022, which are reported in SG&A in our unaudited condensed consolidated statements of operations, partially offset by gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain. Also included in the six months ended are bad debt reserves for certain customers in Russia and Ukraine partially offset by collections of these previously reserved receivables. Adjustments in the six months ended July 3, 2021 include a write-off related to the aforementioned fire in Yuncos, Spain, expenses incurred in preparation for the IPO and transaction related bonuses, costs related to our debt refinancing, and operating losses related to an early stage product business acquired in 2018 that was phased out.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(f)	Fiscal Year
	July 2, 2022	December 31, 2021
Net income	$254,334	$203,725
Depreciation	19,175	18,826
Amortization	36,680	38,990
Interest expense	40,774	50,854
Income taxes	73,099	56,416
Loss on extinguishment of debt	—	9,418
EBITDA	424,062	378,229
Stock-based compensation (a)	4,372	19,019
Sponsor management fees (b)	—	90
Currency exchange items (c)	3,979	4,485
Acquisition and restructuring related expense, net (d)	20,572	15,030
Other (e)	4,932	4,884
Total Adjustments	33,855	43,508
Adjusted EBITDA	$457,917	$421,737
Adjusted EBITDA margin	30.3%	30.1%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three and six months ended July 2, 2022 would have been an expense of $1.9 million and $2.9 million, respectively.

(b)
Represents fees paid to certain of the Company’s controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of the IPO.

(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the last twelve months ended July 2, 2022 and December 31, 2021 each include business restructuring related costs associated with the exit of an early-stage product business acquired in 2018, severance and relocation costs associated with the relocation of our Corporate headquarters, and business restructuring related costs associated with the exit of redundant manufacturing and distribution facilities.

(e)
Adjustments in the last twelve months ended July 2, 2022 include expenses associated with the discontinuation of a product joint development agreement, follow-on equity offerings, legal reserve and fee expenses, operating losses related to the early stage product business acquired in 2018 mentioned above, and bad debt reserves for certain customers in Russia and Ukraine, partially offset by gains resulting from an insurance policy reimbursement related to the fire incident in Yuncos, Spain

Adjustments in the twelve months ended December 31, 2021 include net insurance settlement proceeds for property damage loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, legal reserve and fee expenses, operating losses related to the early stage product business acquired in 2018 mentioned above, debt refinancing expenses, and expenses incurred in preparation with the IPO.

(f)	Last twelve months adjusted EBITDA is calculated as six months ended July 2, 2022 Adjusted EBITDA plus Fiscal Year ended December 31, 2021 Adjusted EBITDA less six months ended July 3, 2021 Adjusted EBITDA.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America ("NAM") and Europe & Rest of World ("E&RW") segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	July 2, 2022			July 3, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$399,442	$342,080	$57,362	$364,422	$293,575	$70,847
Gross profit	$189,365	$166,818	$22,549	$168,018	$140,442	$27,576
Gross profit margin %	47.4%	48.8%	39.3%	46.1%	47.8%	38.9%
Segment income	$123,771	$110,539	$13,232	$101,652	$89,285	$12,367
Segment income margin %	31.0%	32.3%	23.1%	27.9%	30.4%	17.5%
Depreciation	4,454	4,248	206	4,410	4,109	301
Amortization	1,394	1,394	—	1,473	1,473	—
Stock-based compensation	829	765	64	3,753	3,748	5
Other (a)	5,040	5,538	(498)	5,597	551	5,046
Total adjustments	11,717	11,945	(228)	15,233	9,881	5,352
Adjusted segment income	$135,488	$122,484	$13,004	$116,885	$99,166	$17,719
Adjusted segment income margin %	33.9%	35.8%	22.7%	32.1%	33.8%	25.0%
Expenses not allocated to segments
Corporate expense, net	$8,386			$10,433
Acquisition and restructuring related expense	4,940			1,636
Amortization of intangible assets	7,697			8,632
Operating income	$102,748			$80,951

(a)
The three months ended July 2, 2022 for NAM includes expenses associated with the discontinuation of a product joint development agreement that Hayward believes are not representative of its ongoing business operations. The three months ended July 3, 2021 includes operating losses which relate to an early stage product business acquired in 2018 that was phased out in 2021.

The three months ended July 2, 2022 for E&RW includes collections of previously reserved bad debt expense related to certain customers impacted by the conflict in Russia and Ukraine. The three months ended July 3, 2021 represents the impact of a fire at our manufacturing and administrative facilities in Yuncos, Spain.

(Dollars in thousands)	Six Months Ended			Six Months Ended
	July 2, 2022			July 3, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$809,902	$688,376	$121,526	$698,785	$565,040	$133,745
Gross profit	$379,759	$329,875	$49,886	$327,922	$275,098	$52,824
Gross profit margin %	46.9%	47.9%	41.0%	46.9%	48.7%	39.5%
Segment income	$249,351	$219,150	$30,201	$202,346	$175,100	$27,246
Segment income margin %	30.79%	31.8%	24.9%	29.0%	31.0%	20.4%
Depreciation	8,957	8,582	375	9,068	8,400	668
Amortization	2,881	2,881	—	3,035	3,035	—
Stock-based compensation	459	356	103	7,996	7,444	552
Other (a)	6,450	5,738	712	6,034	983	5,051
Total adjustments	18,747	17,557	1,190	26,133	19,862	6,271
Adjusted segment income (a)	$268,098	$236,707	$31,391	$228,479	$194,962	$33,517
Adjusted segment income margin % (a)	33.1%	34.4%	25.8%	32.7%	34.5%	25.1%
Expenses not allocated to segments
Corporate expense, net	$17,665			$22,563
Acquisition and restructuring related expense	7,211			1,669
Amortization of intangible assets	15,307			17,462
Operating income	$209,168			$160,652

(a)
The six months ended July 2, 2022 for NAM includes expenses associated with the discontinuation of a product joint development agreement and certain general and administrative expenses that Hayward believes are not representative of its ongoing business operations. The six months ended July 3, 2021 include operating losses which relate to an early stage product business acquired in 2018 that was phased out in 2021.

The six months ended July 2, 2022 for E&RW includes bad debt reserves related to certain customers impacted by the conflict in Russia and Ukraine partially offset by subsequent collections.

CONTACTS
Investor Relations Contact: Hayward Investor Relations: 908-288-9706
investor.relations@hayward.com
Media Relations Contact:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc